Exhibit 99

Sealed Air Reports 10% Sales Growth Leading to Record Sales
for the Fourth Quarter and Full Year 2003

SADDLE BROOK, N.J., Wednesday, January 28, 2004 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share for the fourth quarter of 2003 of $0.50, which included a $0.22 per common share charge resulting from the Company’s previously-announced repurchase of a portion of its outstanding long-term debt during the quarter.  Diluted losses per common share were $6.13 in the fourth quarter of 2002 reflecting the Company’s asbestos settlement and related costs discussed below.

Diluted earnings per common share for the full year 2003 were $2.00, which includes the above-mentioned $0.22 per common share charge as well as a $0.26 per common share charge resulting from the Company’s previously-announced third quarter redemption of its Series A convertible preferred stock offset by a modest gain on preferred stock repurchases during the first half of 2003.  Diluted losses per common share were $4.30 for the full year 2002 reflecting the Company’s asbestos settlement and related costs discussed below.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“The strength of our business, particularly our international businesses, helped Sealed Air achieve diluted earnings per share in line with our expectations for the fourth quarter and full year 2003.  Although the effect of foreign currency translation was a significant factor in our revenue growth, sales volumes in our international businesses grew 4% in the quarter.

“For the year, we improved our capital structure by redeeming our Series A convertible preferred stock in the third quarter.  In addition, we used our significant cash position to reduce debt by approximately $217 million in the fourth quarter, primarily by repurchasing a portion of our outstanding debt.  We expect to continue using our strong cash flows to provide for the future growth and added value of Sealed Air’s businesses.”

Sales for the Fourth Quarter

•                  Net sales increased 10% to $934.8 million compared to $846.1 million for the fourth quarter of 2002.  The increase in net sales was due to the $60.3 million favorable effect of foreign currency translation and, to a lesser extent, favorable changes in product price/mix and higher unit volumes.  Excluding the positive effect of foreign currency translation, net sales would have increased 3%.

•                  Net sales of the food packaging segment increased 11% to $580.0 million compared to $521.8 million in 2002.  The increase in net sales was due to the $41.8 million favorable effect of foreign currency translation and, to a lesser extent, higher unit volumes and favorable changes in product price/mix.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 3%.

•                  Net sales of the protective and specialty packaging segment increased 9% to $354.8 million compared to $324.3 million in 2002.  The increase in net sales was due to the $18.5 million favorable effect of foreign currency translation and, to a lesser extent, favorable changes in product price/mix. Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 4%.

Financial Highlights for the Fourth Quarter

•                  Gross profit was $294.9 million or 31.5% of net sales compared to $282.9 million or 33.4% of net sales for the fourth quarter of 2002.  The decrease in gross profit as a percentage of net sales was primarily due to increased petrochemical-based raw material costs.

•                  Marketing, administrative and development expenses were $147.7 million compared to $146.7 million for the fourth quarter of 2002.  As a percentage of net sales, these expenses decreased to 15.8% compared to 17.3% in the fourth quarter of 2002. The decrease in these expenses as a percentage of net sales was due to continued control of costs and the completion of certain corporate projects in the fourth quarter of 2002.

•                  Operating profit was $147.7 million or 15.8% of net sales compared to $136.2 million or 16.1% of net sales in the fourth quarter of 2002.

•                  Interest expense increased to $42.9 million compared to $16.6 million in the fourth quarter of 2002 primarily due to $16.3 million of interest expense from the Company’s issuance of approximately $1.3 billion of senior notes and convertible senior notes in July 2003, additional accrued interest of $6.2 million on the cash portion of the previously-reported asbestos settlement and $3.3 million of interest expense from the Company’s issuance in April 2003 of $300.0 million of senior notes.

•                  In the fourth quarter of 2003, the Company repurchased in the open market $122.5 million face amount of its 8.75% senior notes due July 2008 and $50.0 million face amount of its 6.95% senior notes due May 2009.  The Company made these repurchases at a premium to the face amount, contributing to a loss on debt repurchase of $33.6 million.

•                  Asbestos settlement and related costs were $0.3 million compared to $841.3 million in the fourth quarter of 2002.  In the 2002 period, the Company reached an agreement in principle with the appropriate parties to resolve all current and future asbestos-related claims made against it and its affiliates in connection with the 1998 transaction in which the Cryovac packaging business of W. R. Grace was combined with Sealed Air.  The parties signed a definitive settlement agreement as of November 10, 2003 consistent with the terms of the agreement in principle.  The charges for the quarter ended December 31, 2003 were for legal and related fees.  For the quarter ended December 31, 2002, the charges reflected accruals for the cash and stock settlement expenses, as well as legal and related fees.

•                  The Company’s effective tax rate was approximately 35.0% compared to a benefit of 29.9% in 2002.  The Company’s effective tax rate for the first nine months of 2003 was 36.5%.  The decrease in the effective tax rate in the fourth quarter of 2003 was due to the U.S. tax benefit associated with the loss on the debt repurchases in the fourth quarter of 2003.  The Company expects an effective tax rate of approximately 36.0% for 2004.  The tax benefit in 2002 resulted from the above-mentioned asbestos settlement and related costs.

Sales and Net Earnings for the Full Year 2003

•                  Net sales increased 10% to $3,531.9 million compared to $3,204.3 million for 2002.  The increase in net sales was due to the $189.5 million favorable effect of foreign currency translation and, to a lesser extent, favorable changes in product price/mix and higher unit volumes.  Excluding the positive effect of foreign currency translation, net sales would have increased 4%.

•                  Net sales of the food packaging segment increased 12% to $2,185.7 million compared to $1,958.1 million in 2002.  The increase in net sales was due to the $125.7 million favorable effect of foreign currency translation and, to a lesser extent, higher unit volumes and favorable changes in product price/mix.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 5%.

•                  Net sales of the protective and specialty packaging segment increased 8% to $1,346.2 million compared to $1,246.2 million in 2002.  The increase in net sales was due to the $63.8 million favorable effect of foreign currency translation and, to a lesser extent, favorable changes in product price/mix.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 3%.

•                  Net earnings were $240.4 million compared to a loss of $309.1 million for 2002.

Financial Highlights for the Full Year 2003

A reconciliation of the previously expected diluted earnings per common share range to the reported diluted earnings per common share for the full year 2003 is set forth below:

Previously disclosed expected range of diluted earnings per common share for 2003	$2.40 - $2.45

Net loss on redemption and repurchases of convertible preferred stock	$(0.26	)(1)

Loss on debt repurchase	$(0.22	)(2)

Net increase attributable to recapitalization	$0.03	(3)

Revised expected diluted earnings per common share range	$1.95 - $2.00	(4)

Reported diluted earnings per common share	$2.00

(1)            Represents the $1 per share premium over the $50 per share book value of the Series A convertible preferred stock that the Company incurred upon the redemption in the third quarter of 2003 offset by a modest gain on preferred stock repurchases during the first half of 2003.  The net charge to shareholders’ equity on the redemption and repurchase of the Series A convertible preferred stock was $24.7 million in 2003.

(2)            In the fourth quarter of 2003, the Company repurchased in the open market $122.5 million face amount of its 8.75% senior notes due July 2008 and $50.0 million face amount of its 6.95% senior notes due May 2009.  Such repurchases were at a premium to the face amount.

(3)            Represents the estimated net impact for the full year 2003 from the elimination of the convertible preferred stock dividends beginning July 18, 2003 through the end of the year, offset by the after tax interest expense, including the amortization of capitalized issuance costs, that was incurred as a result of the July 2003 note issuances.

(4)            The revised expected diluted earnings per common share range is presented on a fully diluted basis under U.S. generally accepted accounting principles.  This range does not reflect the assumed conversion of outstanding preferred stock prior to July 18, 2003 since such conversion would have been anti-dilutive.

Outlook

 Sealed Air anticipates diluted earnings per common share for 2004 in the range of $2.80 to $2.90.  This assumes a continued recovery in the global economy, stable petrochemical-related costs through the year, and no adverse developments in our customers’ business or market conditions.

Website and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s website at www.sealedair.com in the Investor Information section.  Listeners should go to the website prior to the call to register and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its website in the Investor Information section.  A replay of the webcast will also be available on the website.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 289-0494 (domestic) or (913) 981-5520 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Tuesday, February 3, 2004 at 12:00 midnight (ET).  For replay access dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 788771.

Business

Sealed Air is a leading global manufacturer of a wide range of food, protective and specialty packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air Corporation, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in economic, political, business and market conditions, factors affecting customers, the effects of animal and food-related health issues, interest and exchange rates, the success of new products, raw material and energy costs, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION

Results for the periods ended December 31

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31			Year Ended December 31
	2003	2002	% Increase (Decrease)	2003	2002	% Increase (Decrease)

Net sales by business segment:
Food packaging	$580.0	$521.8	11	$2,185.7	$1,958.1	12
Protective and specialty packaging	354.8	324.3	9	1,346.2	1,246.2	8

Total net sales	934.8	846.1	10	3,531.9	3,204.3	10

Cost of sales	639.9	563.2	14	2,419.1	2,146.7	13

Gross profit	294.9	282.9	4	1,112.8	1,057.6	5

Marketing, administrative and development expenses	147.7	146.7	1	574.1	542.5	6

Restructuring and other credits	(0.5)	—	NA	(0.5)	(1.3)	(62)

Operating profit	147.7	136.2	8	539.2	516.4	4

Interest expense	(42.9)	(16.6)	158	(134.3)	(65.3)	106

Loss on debt repurchase (1)	(33.6)	—	NA	(33.6)	—	NA

Asbestos settlement and related costs (2)	(0.3)	(841.3)	(100)	(2.8)	(850.1)	(100)

Other income, net	1.3	5.8	(78)	8.4	7.1	18

Earnings (loss) before income taxes	72.2	(715.9)	(110)	376.9	(391.9)	(196)

Income tax expense (benefit)	25.3	(214.1)	(112)	136.5	(82.8)	(265)

Net earnings (loss)	$46.9	$(501.8)	(109)	$240.4	$(309.1)	(178)

Net earnings (loss) ascribed to common shareholders	$46.86	$(514.40)	(109)	$187.11	$(352.62)	(153)

Basic earnings (loss) per common share (3)	$0.55	$(6.12)		$2.21	$(4.20)

Diluted earnings (loss) per common share (3)	$0.50	$(6.13)		$2.00	$(4.30)

Weighted average number of common shares outstanding:
Basic	85.04	84.01		84.66	83.93

Diluted	94.09	84.06		93.69	84.29

(1)          In the fourth quarter of 2003, the Company repurchased in the open market $122.5 million face amount of its 8.75% senior notes due July 2008 and $50.0 million face amount of its 6.95% senior notes due May 2009.  Such repurchases were at a premium to the face amount.

(2)          In the fourth quarter of 2002, the Company reached an agreement in principle with the appropriate parties to resolve all current and future asbestos-related claims made against it and its affiliates in connection with the 1998 transaction in which the Cryovac packaging business of W. R. Grace was combined with Sealed Air.  The parties signed a definitive settlement agreement as of November 10, 2003 consistent with the terms of the agreement in principle.  The charges for the quarter and year ended December 31, 2003 were for legal and related fees.  For the quarter and year ended December 31, 2002, these charges reflected accruals for the cash and stock settlement expenses, as well as legal and related fees.

(3)          See the Supplementary Information included with this release for the calculation of basic and diluted earnings (loss) per common share.

Supplementary Information

SEALED AIR CORPORATION

Results for the periods ended December 31

(In millions, except per share data)

CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE

	Quarter Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Basic EPS:
Numerator
Net earnings (loss)	$46.86	$(501.82)	$240.38	$(309.07)

Less: Excess of redemption price over book value of preferred stock(1)	—	—	(25.45)	—

Add: Excess of book value over repurchase price of preferred stock (2)	—	0.72	0.79	10.29

Less: Preferred stock dividends (1)	—	(13.30)	(28.61)	(53.84)

Net earnings (loss) ascribed to common shareholders - basic	$46.86	$(514.40)	$187.11	$(352.62)

Denominator

Weighted average number of common shares outstanding - basic	85.04	84.01	84.66	83.93

Basic earnings (loss) per common share	$0.55	$(6.12)	$2.21	$(4.20)

Diluted EPS:
Numerator
Net earnings (loss) ascribed to common shareholders - basic	$46.86	$(514.40)	$187.11	$(352.62)

Less: Excess of book value over repurchase price of preferred stock	—	(0.72)	—	(10.29)

Add: Dividends associated with repurchased preferred stock	—	0.03	—	0.77

Net earnings (loss) ascribed to common shareholders - diluted	$46.86	$(515.09)	$187.11	$(362.14)

Denominator

Weighted average number of common shares outstanding - basic	85.04	84.01	84.66	83.93

Effect of assumed issuance of asbestos settlement shares	9.00	—	9.00	—

Effect of assumed exercise of options	0.05	—	0.03	—

Effect of conversion of repurchased preferred stock	—	0.05	—	0.36

Weighted average number of common shares outstanding - diluted (3)	94.09	84.06	93.69	84.29

Diluted earnings (loss) per common share (4)	$0.50	$(6.13)	$2.00	$(4.30)

(1)          On July 18, 2003, the Company redeemed all of its outstanding shares of Series A convertible preferred stock at a redemption price of $51.00 per share and paid dividends accrued thereon from July 1, 2003 through July 17, 2003 in the aggregate amount of $2.40 million.  The $51.00 per share redemption price included a $1.00 per share premium amounting to $25.45 million in the aggregate.

(2)          The basic earnings (loss) per common share calculations for the year ended December 31, 2003 include $0.01 and, for the quarter and year ended December 31, 2002 includes $0.01 and $0.12, respectively, per share gains attributable to the repurchase of preferred stock.  There was no such gain recognized for the quarter ended December 31, 2003, since all shares of outstanding preferred stock were redeemed during the third quarter of 2003 (see Note 1).

(3)          In calculating diluted earnings per common share, the weighted average number of common shares for the quarter and year ended December 31, 2003 assumes the issuance of nine million shares of common stock reserved for the asbestos settlement and the exercise of dilutive stock options, net of assumed treasury stock repurchases.  For the quarter and year ended December 31, 2002, the weighted average number of common shares assumes the effect of the weighted average conversion of repurchased shares of preferred stock.

(4)          For the purpose of calculating diluted (loss) per common share for the quarter and year ended December 31, 2002, net (loss) ascribed to common shareholders have been adjusted to exclude the gains attributable to the repurchase of preferred stock and to add back dividends attributable to such repurchased preferred stock, and the weighted average common shares outstanding have been adjusted to assume conversion of the shares of preferred stock repurchased during such periods in accordance with the Financial Accounting Standards Board’s Emerging Issues Task Force Topic D-53 guidance.

Supplementary Information

SEALED AIR CORPORATION

December 31, 2003

(In millions of dollars)

Business Segment Information and Capital Expenditures

BUSINESS SEGMENT INFORMATION:

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002

Operating profit
Food Packaging	$102.1	$96.9	$361.6	$325.3
As a % of food packaging net sales	17.6%	18.6%	16.5%	16.6%

Protective and Specialty Packaging	53.6	53.9	209.5	219.4
As a % of protective and specialty packaging net sales	15.1%	16.6%	15.6%	17.6%

Total segments	155.7	150.8	571.1	544.7

Restructuring and other credits	0.5	0.0	0.5	1.3

Unallocated corporate operating expenses	(8.5)	(14.6)	(32.4)	(29.6)

Total	$147.7	$136.2	$539.2	$516.4
As a % of total net sales	15.8%	16.1%	15.3%	16.1%

Depreciation and amortization
Food Packaging	$28.1	$26.4	$110.5	$105.8
Protective and Specialty Packaging	15.8	14.9	62.7	59.1
Total	$43.9	$41.3	$173.2	$164.9

CAPITAL EXPENDITURES:

	December 31, 2003 (1)	December 31, 2002	December 31, 2001

Capital expenditures for property and equipment (year to date)	$124.3	$91.6	$146.3

(1) The amounts shown are subject to change prior to the filing of the Company’s annual report on Form 10-K.  Any changes not deemed to be material will be reflected in the Form 10-K.  Any changes deemed to be material will be promptly disclosed.

Supplementary Information

SEALED AIR CORPORATION

December 31, 2003 and December 31, 2002

(In millions of dollars)

Condensed Consolidated Balance Sheets

	December 31, 2003 (1)	December 31, 2002

ASSETS

Current assets:

Cash and cash equivalents	$365.0	$126.8

Notes and accounts receivable, net of allowances for doubtful accounts	615.2	546.8

Inventories	371.2	329.4

Other current assets	76.4	53.3

Total current assets	1,427.8	1,056.3

Property and equipment:
Land and buildings	517.4	477.3
Machinery and equipment	1,823.6	1,616.0
Other property and equipment	131.7	119.6
Construction-in-progress	93.5	79.6
	2,566.2	2,292.5
Less accumulated depreciation and amortization	1,523.8	1,279.5
Property and equipment, net	1,042.4	1,013.0

Goodwill	1,939.5	1,926.2

Other assets	294.4	265.3

Total Assets	$4,704.1	$4,260.8

(1) The amounts shown are subject to change prior to the filing of the Company’s annual report on Form 10-K.  Any changes not deemed to be material will be reflected in the Form 10-K.  Any changes deemed to be material will be promptly disclosed.

Supplementary Information

SEALED AIR CORPORATION

December 31, 2003 and December 31, 2002

(In millions of dollars)

Condensed Consolidated Balance Sheets

	December 31, 2003(1)	December 31, 2002

LIABILITIES, PREFERRED STOCK & SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$18.2	$53.4

Current portion of long-term debt	2.4	2.0

Accounts payable	191.7	167.0

Asbestos settlement liability	512.5	512.5

Other current liabilities	383.4	332.0

Income taxes payable	82.2	85.9

Total current liabilities	1,190.4	1,152.8

Long-term debt, less current portion	2,259.8	868.0

Deferred income taxes	34.9	31.0

Other liabilities	95.4	69.0

Total Liabilities	3,580.5	2,120.8

Series A convertible preferred stock	—	1,327.0

Total Shareholders’ Equity	1,123.6	813.0

Total Liabilities, Preferred Stock and Shareholders’ Equity	$4,704.1	$4,260.8

(1) The amounts shown are subject to change prior to the filing of the Company’s annual report on Form 10-K.  Any changes not deemed to be material will be reflected in the Form 10-K.  Any changes deemed to be material will be promptly disclosed.